Filed Pursuant to Rule 433
Filer number: 333-286293

September 19, 2025

NEW: Grayscale Coindesk Crypto 5 ETF (GDLC) to invest, search for GDLC in your brokerage account. Contacinfo@grayscale.comcall 866-775-0313 if you’d like to speak to a Grayscale Representative. Grayscale CoinDesk Crypto 5 ETF, an exchange traded product, is not registered under the Investment Company Act of 1940, as amended (’40 Act’), and therefore is not subject to the same regulations and protections as 40 act registered ETFs and mutual funds. GDLC is subject to significant risk and heightened volatility. Cryptocurrency assets are not suitable for an investor who cannot afford to the loss of the entire investment. An investment in GDLC is not a direct investment in cryptocurrencies.

Grayscale CoinDesk Crypto 5 ETF ("GDLC") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GDLC has filed with the SEC for more complete information about GDLC and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, GDLC or any authorized participant will arrange to send you the prospectus after filing if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.